Exhibit 99.1
For Further Information Contact
Lyndsey Burton (404) 888-2348

FOR IMMEDIATE RELEASE

ROLLINS, INC. ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

Announces Nomination of Dale Jones for Election to Board of Directors at 2024 Annual Meeting
Lead Director Jerry Nix to Retire, Effective at 2024 Annual Meeting

ATLANTA, GEORGIA, February 20, 2024: Rollins, Inc. (NYSE:ROL) (“Rollins” or the “Company”), a premier global consumer and commercial services company, today announced that Dale Jones has been nominated by the Board of Directors (the “Board”) for election to the Board at the upcoming 2024 Annual Meeting of Shareholders (the “Annual Meeting”).

Mr. Jones is currently the CEO of MagnaVista Partners, which specializes in leadership development consulting with extensive global and domestic experience. He also previously served as the CEO of Diversified Search Group from 2013 to 2023, where he led a strategic effort that more than tripled revenue for the business. He began his career in banking before moving into executive search as a managing partner in the Atlanta office of Heidrick & Struggles International in 2000. During his time at Heidrick & Struggles he held roles of increasing responsibility, including Vice Chairman and Partner of the CEO and Board Practice, where he consulted CEOs and corporate boards on human capital issues including recruiting, retention, succession planning, and corporate governance. Mr. Jones currently serves on the boards of Chick-fil-A, Outset Medical (Nasdaq: OM), The Special Olympics, and his alma mater, Morehouse College and previously served on the Board of Northwestern Mutual Corp and Kohl’s (NYSE: KSS). He recently received the Benjamin E. Mays Award for Excellence from Morehouse College.

In addition, Jerry Nix has announced he will retire as of the Company’s 2024 annual meeting of shareholders. Mr. Nix joined the Rollins, Inc. Board in 2020 and has served as Lead Director since 2021. Following the annual meeting, the Board will select a new Lead Director to replace Mr. Nix.

“I wish to personally thank Jerry for his dedicated leadership to Rollins. His guidance and service to the company have been invaluable, and we wish him all the best,” said Gary W. Rollins, Executive Chairman of the Board. “I am also pleased to welcome Dale to our Board. He brings a tremendous amount of governance and business expertise to Rollins, and I look forward to working with him,” said Mr. Rollins.

About Rollins, Inc.:
Rollins, Inc. (ROL) is a premier global consumer and commercial services company. Through its family of leading brands, the Company and its franchises provide essential pest control services and protection against termite damage, rodents, and insects to more than 2.8 million customers in North America, South America, Europe, Asia, Africa, and Australia, with more than 19,000 employees from more than 800 locations. Rollins is parent to Orkin, HomeTeam Pest Defense, Clark Pest Control, Northwest Exterminating, McCall Service, Trutech, Critter Control, Western Pest Services, Waltham Services, OPC Pest Services, The Industrial Fumigant Company, PermaTreat, Crane Pest Control, Missquito, Fox Pest Control, Orkin Canada, Orkin Australia, Safeguard (UK), Aardwolf Pestkare (Singapore), and more. You can learn more about Rollins and its subsidiaries by visiting www.rollins.com.

This communication relates to the election of directors at the Annual Meeting and may be deemed to be solicitation material in respect of such election. The election of Mr. Jones as a director of the Company will be solicited by the Board and management. The Company intends to file a definitive proxy statement (the “Definitive Proxy”) with respect to the Annual Meeting. Before making any voting decision, investors and security holders are urged to read the Definitive Proxy and all other relevant documents filed or that will be filed with the SEC in connection with the Annual Meeting as they become available because they will contain important information about the Annual Meeting and related matters. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s website at www.sec.gov and on the Company’s investor relations web page at www.rollins.com.

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